Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS RECORD SECOND QUARTER REVENUES

Revenues Increase 19% Sequentially - GAAP Net Income of $0.10 per Share

SAN DIEGO, CA — July 26, 2005 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the second quarter ended June 30, 2005.

Revenues for the second quarter were $38.6 million, which is a 60% increase over $24.1 million reported in the same period last year. Second quarter GAAP net income of $2.9 million or $0.10 per diluted share includes a non-cash provision for income taxes of $1.6 million, and compares to non-taxed GAAP net income of $3.2 million or $0.11 per diluted share in the prior year period.

In the second quarter, Novatel Wireless provisioned for taxes at a 35% tax rate. The Company anticipates that for 2005 it will pay cash taxes in the range of approximately 0% to 10% of pre-tax book income. As a result, Non-GAAP net income using an anticipated cash tax rate of 10% was $4.0 million or $0.13 per diluted share, which represents 25% growth from $3.2 million or $0.11 per diluted share in the prior year period.

At June 30, 2005 total cash and investments balance was $92.4 million or $3.17 per share, a sequential increase of $6.3 million from the first quarter of 2005.

“In the second quarter, revenues rose 19% sequentially to the highest level in company history,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “Our strong performance was driven by increasing shipments to Verizon Wireless domestically, continued expansion with

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Vodafone internationally and a strong debut of the first generation of our Ovation product line. Additionally, we announced the introduction of our Merlin S620 wireless PC Card designed to operate on Sprint’s EV-DO and 1xRTT networks and expect to start shipping in volume in the third quarter. Through our strong relationships with most of the leading wireless carriers in the world, we believe we can continue to solidify our market leadership in 3G wireless modems and expect continued sequential revenue growth in the third quarter.”

“The second quarter was highlighted by the successful debut of our Ovation product family – one of the most significant product development efforts in company history,” continued Mr. Leparulo. “Ovation provides small office/home office (SOHO), enterprise and residential markets with cost effective access to voice and broadband data services, putting us right at the forefront of fixed-mobile convergence in both voice and data. Sales of our first generation Ovation product reached $3.9 million in the second quarter and initial customer feedback has been very positive. We are planning to start shipping late in the third quarter our next generation Ovation product with significantly higher functionality and intellectual property content.”

“We were especially pleased with our very strong second quarter revenue performance despite a weakening Euro which impacted both our top line and gross margins by approximately $700,000 or over $0.01 per share,” explained Dan Halvorson, Chief Financial Officer of Novatel Wireless. “Excluding the impact of the Euro and expenses related to the move to a direct distribution model in Europe, gross margins would have been approximately in line with the prior quarter. Moving forward, we expect the Euro and the changes to the Company’s distribution to continue to have an impact on gross margins in the third quarter. During the second quarter, we continued to invest heavily in research and development while demonstrating impressive operating leverage by successfully lowering operating expenses to 20% of sales. In the third quarter, we expect revenues to continue to grow sequentially to the range of $41 to $42 million with GAAP earnings of approximately $0.10 per diluted share and non-GAAP earnings of approximately $0.13 per diluted share.”

Recent highlights during the quarter include:

June

•	The Company announced the availability of the Merlin S620, a next generation broadband wireless PC Card designed to operate on Sprint’s EV-DO and 1xRTT networks.

•	The Company expanded its presence in Asia with the announcement that its Merlin U530 UMTS PC Card was being offered by Maxis Communications Bhd to its customers in Malaysia.

•	The Company announced the availability of MobiLink 2.0 software, a universal connection manager that enables users to access 3G wireless wide area networks and Wi-Fi networks with any Novatel Wireless PC Card Modem or embedded wireless modem.

•	The Merlin V620 EV-DO PC Card received the industry’s first approval for network driver interface from Microsoft’s Windows Hardware quality labs.

May

•	The Company announced that it was now offering 02 Germany its U630 quad-band UMTS PC Card giving 02 Germany subscribers international mobile roaming capabilities.

•	CEO Peter Leparulo was named a finalist for the 2005 Ernst & Young Entrepreneur of the Year awards for the San Diego region.

•	Novatel Wireless and Dilithium Networks, a leading provider of 3G video telephony solutions, announced an agreement to jointly promote their complementary 3G video telephony solutions for PCs.

April

•	The Company announced the development of the Expedite EU730 and Expedite EU740 PCI Express Mini Cards for HSDPA networks. The Expedite EU730 and Expedite EU740 are designed for easy integration into multiple laptop platforms and other mobile devices.

•	Novatel Wireless received an Editors’ Choice Award from PC Magazine for its Merlin V620 Wireless PC Card Modem.

Novatel Wireless will host a conference call for analysts and investors to discuss its quarterly results at 5:00 p.m. ET on July 26, 2005. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, Freedom Box(TM) Ruggedized Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com (nvtle).

(© 2005 Novatel Wireless. All rights reserved. Novatel Wireless, the Novatel Wireless logo, Merlin, Expedite, Expedite EU730, Expedite EU740, Freedom Box, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Note on the Use of Non-GAAP Financial Measures

Some of the financial measures in this press release, including the guidance on future periods, are presented on a non-GAAP basis within the meaning of SEC Regulation G. Novatel Wireless believes that this presentation is useful to investors, because it describes the operating performance of the company and helps investors gauge the company’s ability to generate cash flow, excluding some non-cash charges that are included in the most directly comparable measures calculated and presented in accordance with GAAP. Company management uses these non-GAAP measures as important indicators of the company’s past performance and to plan and forecast performance in future periods. Investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Note Regarding Forward Looking Statements

Some of the information presented in this release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings later in 2005, increased competition from wireless market participants, dependence on third party manufacturers and component suppliers, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	As of
	June 30, 2005	December 31, 2004
ASSETS

Current assets:

Cash and cash equivalents	$31,935	$16,486
Marketable securities	40,403	36,591
Accounts receivable, net	24,752	14,061
Inventories	14,864	9,653
Other current assets	3,400	2,182

Total current assets	115,354	78,973

Property, plant and equipment, net	6,304	4,476

Marketable securities	20,038	28,144

Intangible assets, net	4,042	4,620

Other assets	224	110

	$145,962	$116,323

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$26,779	$5,952
Accrued expenses	12,276	7,962
Restructuring accrual	448	573
Deferred revenues	29	531
Capital lease obligation	112	1,127

Total current liabilities	39,644	16,145

Stockholders’ equity:

Common stock	29	29
Additional paid-in capital	334,606	333,945
Accumulated other comprehensive income	(402)	(336)
Accumulated deficit	(227,915)	(233,460)

Total stockholders’ equity	106,318	100,178

	$145,962	$116,323

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue	$38,597	$24,116	$70,924	$39,260

Cost of revenue	26,769	16,409	48,440	27,215

Gross margin	11,828	7,707	22,484	12,045

Operating costs and expenses:

Research and development	4,438	2,393	7,963	4,373
Sales and marketing	1,589	990	3,285	1,839
General and administrative	1,704	1,285	3,644	2,228

Total operating expenses	7,731	4,668	14,892	8,440

Operating income	4,097	3,039	7,592	3,605

Other income (expense):

Interest income and expense, net	498	143	1,020	157
Other, net	(144)	20	(81)	(37)

Income before income taxes	4,451	3,202	8,531	3,725

Provision for income taxes	1,558	—	2,986	—

Net income after taxes	2,893	3,202	5,545	3,725

Accretion of dividends and beneficial conversion features pertaining to preferred stock	—	(34)	—	(145)

Net income available to common stockholders	$2,893	$3,168	$5,545	$3,580

Per share data:

Net income per common share:
Basic	$0.10	$0.13	$0.19	$0.18
Diluted	$0.10	$0.11	$0.18	$0.14

Weighted average shares used in computation of per share calculation:
Basic	29,048	23,676	29,020	19,476
Diluted	30,212	28,614	30,247	26,896

NOVATEL WIRELESS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AFTER TAXES

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net income after taxes	$2,893	$3,202	$5,545	$3,725

Difference between 35% GAAP tax rate and 10% Non-GAAP tax rate	1,113	—	2,133	—

Non-GAAP net income after taxes	4,006	3,202	7,678	3,725

Accretion of dividends and beneficial conversion features pertaining to preferred stock	—	(34)	—	(145)

Non-GAAP net income available to common stockholders	$4,006	$3,168	$7,678	$3,580

Per share data:

Non-GAAP net income per common share:
Basic	$0.14	$0.13	$0.26	$0.18
Diluted	$0.13	$0.11	$0.25	$0.14

Weighted average shares used in computation of non-GAAP per share calculation:
Basic	29,048	23,676	29,020	19,476
Diluted	30,212	28,614	30,247	26,896